Exhibit (a)(1)(viii)

KIMBER AND INVECTURE ANNOUNCE EXPIRY OF OFFER AND TAKE UP OF DEPOSITED COMMON SHARES

November 15, 2013 – Vancouver, British Columbia and México City, México – Reference is made to the offer dated October 10, 2013 by Invecture Group, S.A. de C.V. (the “Offeror”) to purchase all of the issued and outstanding common shares (the “Common Shares”) of Kimber Resources Inc. (TSX: KBR) (“Kimber”), other than any Common Shares owned directly or indirectly by the Offeror and its affiliates, for Cdn$0.15 in cash per Common Share (the “Offer”). As previously announced, the expiry time for the Offer was 5:00 p.m. (Toronto time) today.

Kimber and the Offeror are pleased to announce that all of the terms and conditions of the Offer have been satisfied, and that the Offeror will take up and pay for approximately 62,902,631 Common Shares validly deposited under the Offer, representing approximately 60.1% of the issued and outstanding Common Shares and 74.3% of the issued and outstanding Common Shares excluding the Common Shares already held directly or indirectly by the Offeror and its affiliates.

Following the take up of the Common Shares, the Offeror and its affiliates will hold approximately 82,902,631 Common Shares or approximately 79.2% of the issued and outstanding Common Shares of Kimber.

About Kimber

Kimber owns mineral concessions covering in excess of 39,000 hectares in the prospective Sierra Madre gold-silver belt, including the Monterde property, where three gold-silver mineral resources have already been defined. The most advanced of these, the Carmen deposit, has been extensively drilled and has undergone detailed geologic modeling. The completion of the Updated Preliminary Economic Assessment for Monterde in 2011 represented a significant step forward for Kimber and supported further evaluation and more advanced economic studies at the Monterde deposits, with the 2012 Updated Mineral Resource Estimate Technical Report for the Carmen deposit representing a component of those activities.

About the Offeror

The Offeror is the holding company of Frontera Copper Corporation (“FCC”) and owns 100% of FCC. FCC was listed on the TSX since 2004 until it was acquired by the Offeror through a tender offer for all of its outstanding shares and options in May, 2009. FCC’s main asset is the Piedras Verdes Copper Mine, of which FCC holds a 72% interest, located close to Alamos in the State of Sonora in North Western Mexico. The Piedras Verdes Copper Mine produces approximately 70 million pounds of Grade A LME Copper Cathode annually from an open pit crushed heap leach operation.

Important Information

This press release is for information purposes only and does not constitute or form part of any offer to purchase or any solicitation of any offer to sell Common Shares. The Offer was made exclusively by means of, and subject to the terms and conditions set out in, the Offer and Circular and the letter of transmittal and the notice of guaranteed delivery accompanying the Offer and Circular (collectively, the “Offer Documents”). In connection with the Offer, the Offeror has filed with the U.S. Securities and Exchange Commission (the “SEC”) a Tender Offer Statement on Schedule TO, including the Offer Documents.

Forward Looking Information

Certain statements in this release constitute forward-looking statements within the meaning of applicable securities laws. Forward-looking statements in this press release include, without limitation, statements relating to the consummation of the Offer and the timing of the Offer. Words such as “may”, “would”, “could”, “should”, “will”, “anticipate”, “believe”, “plan”, “expect”, “intend”, “potential” and similar expressions may be used to identify these forward-looking statements although not all forward looking statements contain such words.

Forward-looking statements involve significant risks, uncertainties and assumptions. Many factors could cause actual results, performance or achievements to be materially different from any future results, performance or achievements that may be expressed or implied by such forward-looking statements, including, risks associated with the Offer and acquisitions generally, such as: the anticipated benefits of the Offer; the completion of an alternative transaction; the risk of unexpected costs or liabilities relating to the Offer; and the risks set forth under the section “Risk Factors” in Kimber’s latest Annual Information Form as filed on SEDAR.

Should one or more of these risks or uncertainties materialize, or should assumptions underlying the forward-looking statements prove incorrect, actual results or achievements may vary materially from those expressed or implied by this press release. These factors should be considered carefully and reader should not place undue reliance on the forward-looking statements. These forward-looking statements are made as of the date of this press release and, other than as required by law, neither Invecture Group nor Kimber intends to or assumes any obligation to update or revise these forward-looking statements, whether as a result of new information, future events or otherwise.

Further Information

For further information concerning Kimber, contact:

Renee Brickner, BSc (Hons) Geol.

Vice President, Investor Relations

or

Gordon Cummings, CA President and CEO

North America Toll Free: 1-866-824-1100

Tel: (604) 669-2251

Fax: (604) 669-8577

Website: http://www.kimberresources.com

Email: kimbernews@kimberresources.com

For further information concerning the Offer, contact

Laurel Hill Advisory Group

70 University Avenue, Suite 1440

Toronto, ON M5J 2M4

Telephone: 1-877-452-7184 (North American Toll-Free)

Telephone: 1-416-304-0211 (Banks, Brokers and Collect Calls outside of North America)

Email: assistance@laurelhill.com